Exhibit 10.8

EXECUTION COPY

VNU Group B.V.

770 Broadway

New York, New York 10003

October 25, 2006

Mr, Earl Doppelt

c/o VNU Group B.V.

770 Broadway

New York, New York 10003

Dear Earl:

You have advised VNU Group B.V. of your desire to resign your employment with the Company for “Good Reason” as defined in that certain Termination Protection Agreement dated November 1, 2005 by and between the Company and you (the “TPA”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the TPA. The Company acknowledges your right to benefits under the TPA, and this letter is intended to confirm our understanding and agreement with respect to your separation from service with VNU N.V. and its subsidiaries (collectively, the “Company”) as follows:

1. Transition Services, Effective Date of Separation from Service.

(a) Following the date of this letter through November 10, 2006, unless the parties shall mutually agree otherwise (such period, the ‘Transition Period”), the Company shall continue to employ you as an employee, and as such shall continue to provide you with the same rate of base salary and employee benefits as you currently enjoy during such time. Also during the Transition Period, you agree to provide such services as may reasonably be requested under the circumstances by the board of directors and chief executive officer of the Company including, without limitation, assisting in the transition of your duties as Executive Vice President and Chief Legal Officer of the Company to the applicable successors to such duties.

(b) On the last day of the Transition Period, you hereby agree to resign from all positions you hold with the Company, and your employment with the Company shall terminate on such date. For purposes of Section 2(c) of your TPA, (i) the handwritten letter from you to Simon Brown dated September 14, 2006 shall be deemed to constitute your Notice of Termination, and (ii) the last day of the Transition Period shall constitute your Termination Date upon a Change in Control Termination.

2. Payments and Benefits. In connection with the foregoing, you and the Company agree to the following:

(a) Effective as of your Termination Date, you shall be entitled to receive all payments and benefits due to you under Section 2(b) of the TPA, which shall include, without limitation, the following cash severance payments payable on November 10, 2006 as part of your normal payroll payment, in the following amounts:

(i) The amount described in Section 2(b)(v), which shall equal $3,502,500.00;

(ii) The amount described in 2(b)(vi), which shall equal the product of (x) $500,000 and (y) a fraction, the numerator of which shall equal the number of days you were employed by the Company from January 1, 2006 through the last day of the Transition Period, and the denominator of which shall equal the number of days beginning from January 1, 2006 and ending on December 31, 2006 (which amount shall equal $430,137 on November 10, 2006 and be paid on that date); and

(iii) The amount described in Section 3(a), which shall equal the sum of (x) in respect of the payment to which you are entitled under the Company’s long-term incentive plan for the performance period of 2005 and 2006, the product of (I) $500,000 and (II) a fraction, the numerator of which shall equal the number of days you were employed by the Company from January 1, 2005 through the last day of the Transition Period, and the denominator of which shall equal the number of days beginning from January 1, 2005 and ending on December 31, 2006 (which amount shall equal $465,068 on November 10, 2006 and be paid on that date), and (y) in respect of the payment to which you are entitled under the Company’s long-term incentive plan for the performance period of 2006 and 2007, the product of (I) $500,000 and (II) a fraction, the numerator of which shall equal the number of days you were employed by the Company from January 1, 2006 through the last day of the Transition Period, and the denominator of which shall equal the number of days beginning from January 1, 2006 and ending on December 31, 2007 (which amount shall equal $215,068 on November 10, 2006 and be paid on that date).

(b) With respect to the provisions of Section 3(b) of the TPA, you have already received in full all payments related thereto. All other payments and benefits to which you shall be entitled are as set forth in the TPA.

3. Full Satisfaction. You hereby acknowledge and agree that, upon (i) the payment of the amounts described in paragraph 2(a) above, (ii) the provision of all other payments and benefits previously provided to you or to be provided to you in accordance with the relevant provisions of the TPA, and (iii) pursuant to that certain letter agreement between you and ACNielsen Corporation dated December 17, 2000, the provision of, upon your achieving age 55 (and thereafter for the remainder of your lifetime), retiree medical and life insurance benefits (including costs) that are no less favorable than those identified in the attached schedule entitled “Earl Doppelt Summary of Existing Benefit Levels as of Change in Control,” and “Summary of Post-65 Retiree Medical Plan Design,” (iv) dental benefits in accordance with the terms of the applicable Company benefit plan), (v) the payroll tax gross up of your executive benefits (club dues, financial planning, car service and medical), consistent with prior years, and (vi) the provision of payments and benefits to which you and your beneficiaries may be entitled under any other benefit plan maintained by the Company, the Company shall have satisfied all obligations it may have to you in respect of your employment with the Company or separation therefrom, and you will be entitled to no other or further compensation, remuneration, payments or benefits of any kind; provided that the foregoing shall not affect or diminish in any way your continuing right to indemnification by the Company to the same extent currently available under the Company’s by-laws and any insurance policies maintained by or on behalf of the Company, or under applicable law for actions taken or omissions made as an employee or director of the Company.

4. Miscellaneous. This letter is intended to confirm the specific obligations the Company has to you under the TPA, and as such constitutes a supplement to your TPA. The provisions of Section 6 of the TPA are incorporated by reference herein.

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature. Earl we greatly appreciate the contributions you have made to the Company over the years, and wish you all the best for the future.

Very truly yours,

VNU GROUP B.V.

By:	/s/ David Calhoun
Name:	David Calhoun
Title:	Chief Executive Officer

Reviewed, approved and agreed:

Earl H. Doppelt

Earl H. Doppelt

Summary of Existing Benefit Levels as of Change in Control

Medical

Plan: Traditional - Participant+Family

Monthly Employee Cost: $173.50

Design Summary:

	In-Network	Out-of-Network
Annual Deductible (Individual/Family)	$200/$ 400	$300/$600
Annual Out-of-Pocket Maximum (Individual/Family)	$1,000/$ 2,000	$2,000/$4,000
Wellness (routine physicals, web baby visits)	$ 10 copay	70%
Immunizations and Screenings	100%	70%
Office Visits and Hospital/Surgical Coinsurance	90%	70%
Emergency Care	90%	70%
Retail Prescription Drugs (up to 30 day supply)	$ 7 generic/$ 15 brand	70%
Mail Order Drugs (up to 90 day supply)	$ 15 generic/$ 30 brand

Dental

Plan: ACNielsen Dental Plan - Participant+Family

Monthly Employee Cost: $22.54

Design Summary:

	In-Network	Out-of-Network**
Annual Deductible (Individual/Family)	$50/$ 125	$50/$125
Annual Maximum	$1,500	$1,500
Preventive/Diagnostic	100%*	100%*
Basic Restorative	90%	80%
Major Restorative	60%	50%
Orthodontic	50%*	50%*
	(separate $ 1,500 orho lifetime maximum)

__________
* Before Deductible
** Subject to R&C fees

Life Insurance

Company Provided Coverage: $50,000

Monthly Employee Cost: None

Optional Employee Paid Coverages:

Plan	Coverage	Monthly Employee Cost
none	n/a	n/a

RetireeMedical	identical to medical and dental coverage described above until age 65. Dental coverage ends at age 65. See attached for post-55 medical design summary.

Retiree Life

Company Provided Coverage: $10,000

Monthly Retiree Cost: None

Earl H. Doppelt

Summary of Post-65 Retiree Medical Plan Design

Monthly Retiree Cost: $173.50

Design Summary:

Annual Deductible (Individual/Family)	$ 300/$ 600
Annual Out-of-Pocket Maximum (Individual/Family)	$1,500/$ 3,000
Wellness (routine physicals, well baby visits)	80%
Immunizations and Screenings	100%
Office Visits and Hospital Surgical Coinsurance	80%
Emergency Care	80%
Retail Prescription Drugs (up to 30 day supply)
In-Network	$ 7 generic/$ 15 brand
Out-of-Network	80%
Mail Order Drugs (up to 90 day supply)	$ 15 generic/$ 30 brand